Exhibit 99.1

August 17, 2011	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS; UPDATES 2011 GUIDANCE
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported sales and earnings for its 12 and 28 weeks ended July 16, 2011. Taking into consideration the 3-for-2 stock split that was effective June 24, 2011, highlights of the quarter were:
•	Completion of the acquisition of Tasty Baking Company, adding annualized sales of approximately $200 million.

•	Earnings per share of $.21 compared to $.24, a decrease of 12.5% from the second quarter last year. Excluding one-time charges related to the Tasty acquisition, earnings per share were $.23, a decrease of 4.2%.

•	Sales increased 5.7% compared to last year’s second quarter, with price/mix contributing 4.5% and Tasty acquired sales contributing 3.3%, offset by a volume decline of 2.1%.

•	Margins pressured by higher input costs.
“In the second quarter, we delivered solid top line results and continued to focus on strategies to position Flowers Foods favorably over the long term,” said George E. Deese, Chairman of the Board and Chief Executive Officer. “Sales growth was driven by a combination of good performance in our branded retail business and the contribution from the Tasty acquisition. From an earnings perspective, the DSD segment performed well, although cost increases and sales mix pressured gross margin. In the warehouse segment, margins were impacted as pricing lagged significantly higher ingredient costs and by an unforeseen shift of certain planned volume to later in the year,” Deese said. “Both of these issues are being addressed and we expect improvement in the remaining quarters of 2011.
“A prolonged and slow economic recovery, compounded by higher costs, has continued to pressure consumer buying as well as business operations. While these macroeconomic factors can create short-term fluctuations in results, our team is managing through those issues by improving operations, reducing costs, and achieving the pricing necessary to keep our margins within our target range. Despite these pressures, we have confidence that our operating strategies are sound and our growth targets attainable over the long term.”
“Our integration of Tasty Baking is well underway, and the plan to roll out Tastykakes in our direct-store-deliver markets has begun. In mid July, delivery of Tastykakes through the company’s distribution system started in most of Florida, Georgia, Alabama, and South Carolina. Tasty Baking fits nicely into the five-year growth plan we shared at our analyst event in March, because it brings growth opportunities in new markets in the mid-Atlantic and Northeast for our Nature’s Own brand as well as new markets for the Tastykake brand in the South and Southwest,” Deese said. “We continue to believe market expansions, acquisitions, and further industry consolidation offer significant growth opportunities for Flowers Foods.”
Second Quarter 2011 Results
For the 12-week second quarter of 2011, sales increased 5.7% to $642.6 million compared to the $607.7 million reported for last year’s second quarter. The sales increase was attributable to favorable pricing/mix of 4.5%, contributions from the acquisition of 3.3%, partially offset by decreased volume of 2.1%. Price/mix increased across all channels. The volume decline was primarily the result of lower volume in the branded retail channel, partially offset by an increase in the store brand channel. Foodservice and contract manufacturing also experienced volume declines.
Net income for the quarter was $28.2 million, a decrease of 16.4% as compared to the $33.8 million reported for the second quarter of fiscal 2010. Diluted earnings per share were $.21, a 12.5% decrease from the $.24 reported in the second quarter last year. Excluding one-time costs of $3.2 million, net of tax, relating to the acquisition of Tasty Baking, diluted earnings per share were $.23.
Gross margin as a percent of sales for the quarter was 46.8% compared to 47.6% in last year’s second quarter, a decline of 80 basis points. This decrease was due primarily to an increase in ingredient and packaging costs as a percent of sales, partially offset by decreases in workforce-related costs as a percent of sales. The increase in ingredient costs was primarily attributable to flour, sweeteners, shortening, and cocoa.
Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.8% compared to 35.9% in the same quarter last year. This increase of 90 basis points as a percent of sales was primarily the result of one-time pre-tax costs of $4.5 million associated with the Tasty acquisition.
Depreciation and amortization expenses for the quarter remained relatively flat as a percent of sales as compared to last year’s second quarter. Net interest income for the quarter decreased $.4 million from last year’s second quarter due to higher interest expense as a result of borrowings related to the Tasty acquisition. The effective tax rate for the quarter was 35.5% compared to 35.3% in the second quarter last year.

Operating margin as a percent of sales for the quarter was 6.7% compared to 8.4% in last year’s second quarter. EBITDA as a percent of sales for the second quarter was 10.0% compared to 11.7% for the same quarter last year. Excluding the $4.5 million of one-time costs associated with the Tasty acquisition, operating margin as a percent of sales was 7.4% and EBITDA as a percent of sales was 10.7%.
Segment Results
DSD Segment: During the quarter, the company’s DSD sales increased 7.1%. This increase consisted of positive net pricing/mix of 4.2% and a 4.1% contribution from the acquisition. Partially offsetting these increases were volume declines of 1.2%. Dollar sales increased quarter over quarter in the branded and store-brand retail channels. The volume decline was attributable to lower volumes in the branded retail and foodservice channels, partially offset by increased volume in the store brand channel.
Operating income, defined as earnings before interest and taxes (EBIT), for the DSD segment was $51.3 million, or 9.8% of sales for the second quarter as compared to $47.8 million, or 9.8% of sales in last year’s second quarter. This increase was primarily due to increased sales, partially offset by increases in ingredients and packaging costs. During the quarter, Tasty was neutral to operating income.
Warehouse Delivery Segment: Sales in the warehouse delivery segment increased .2% due to positive pricing/mix of 4.5%, with volume being down 4.3% as compared to last year’s second quarter. The branded retail and store branded retail channels experienced positive pricing/mix. The volume decline was the result of volume decreases in the branded retail and contract manufacturing channels, partially offset by increases in the store brand channel.
Operating income for the Warehouse segment was $5.1 million, or 4.3% of sales for the second quarter as compared to $11.8 million, or 10.1% of sales for last year’s second quarter. This decrease is due primarily to a lag in pricing compared to ingredient cost increases and by an unforeseen shift to the back half of certain planned volume.
Cash Flow
Cash flow from operations was negatively impacted during the quarter by hedging activities. During the second quarter, the company invested $21.4 million in capital improvements, paid dividends of $20.4 million to shareholders, and borrowed $167.0 million to finance the Tasty acquisition. No shares were acquired during the quarter under the company’s share repurchase plan. Since the inception of the share repurchase plan, the company has acquired 37.3 million shares of its common stock for $422.2 million for an average price per share of $11.31. Under the plan, 7.7 million shares may still be repurchased.

First Half 2011 Results
For the first half of 2011, sales increased 3.0% to $1.44 billion compared to $1.40 billion last year. The sales increase consisted of positive net price/mix of 3.2%, contributions from the acquisition of 1.4%, and decreased volume of 1.6%. Price/mix increased across all channels. Volume was impacted by lower volume in the branded retail channel. The foodservice channel, primarily the fast food and institutional categories also experienced volume declines. Partially offsetting these volume declines were increases in store brand volume.
For the first half, net income was $69.4 million, a decrease of 6.8% as compared to the $74.4 million reported for the first half of fiscal 2010. Diluted earnings per share were $.51, a 5.6% decrease from the $.54 reported in the first half last year. Excluding one-time costs of $7.4 million, net of tax, relating to the acquisition of Tasty and the closing of a manufacturing facility in the first quarter, diluted earnings per share were $.56.
Gross margin as a percent of sales for the first half was relatively flat at 47.8% compared to 47.7% in last year’s first half. Costs for a manufacturing facility closure in the first quarter negatively impacted gross margin $2.8 million, or 20 basis points as a percent of sales, and ingredient costs decreased 20 basis points as a percent of sales.
Selling, distribution, and administrative costs as a percent of sales for the first half were 37.2% compared to 36.4% in the first half last year. One-time costs of $5.3 million associated with the Tasty acquisition negatively impacted selling, distribution, and administrative costs 40 basis points as a percent of sales. Costs of $2.4 million associated with the manufacturing facility closure negatively impacted selling, distribution, and administrative costs 20 basis points as a percent of sales. Workforce-related costs increased as a percent of sales.
Depreciation and amortization expenses for the first half remained relatively flat as a percent of sales as compared to last year’s first half. Net interest income for the first half increased $.3 million from last year’s first half. The effective tax rate for the first half was 35.2% as compared to 35.5% in the first half last year. The full-year tax rate is expected to be approximately 35.0% to 35.5%.
For the first half, operating margin as a percent of sales was 7.2% compared to 8.1% in last year’s first half. Excluding the one-time acquisition related costs of $5.3 million and one-time manufacturing facility closure costs of $5.7 million, operating margin as a percent of sales was 8.0%. EBITDA as a percent of sales for the first half was 10.6% compared to 11.3% for the same period last year. Excluding the one-time acquisition related costs and the manufacturing facility closure costs, EBITDA as a percent of sales was 11.4%.
Fiscal 2011 Guidance
Updating 2011 guidance, Deese said the company expects sales growth of 7.0% to 11.0%, including the Tasty acquisition. Diluted earnings per share growth is expected to be flat to up 5.0%, excluding one-time costs associated with the acquisition and the manufacturing facility closure. Capital expenditures for fiscal 2011 now are expected to be $85 million to $90 million.
Dividend
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its second quarter 2011conference call over the Internet at 8:30 a.m. (Eastern) on August 17, 2011. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Tastykake, Blue Bird, and Mrs. Freshley’s. Flowers operates 41 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, Northeast, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Information Regarding Non-GAAP Financial Measures
The company prepares its consolidated financial statements in accordance with GAAP. However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA includes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measure of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.
Investor Contact: Marta J. Turner (229) 227-2348
Media Contact: Keith Hancock (229) 227-2380

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/16/11	07/17/10	07/16/11	07/17/10
Sales	$642,596	$607,716	$1,444,421	$1,402,742
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	341,887	318,553	754,145	733,351
Selling, distribution and administrative expenses	236,700	217,906	536,757	510,457
Depreciation and amortization	20,898	20,021	48,890	45,658

Income before interest and income taxes (EBIT)	43,111	51,236	104,629	113,276
Interest income, net	596	956	2,358	2,087

Income before income taxes (EBT)	43,707	52,192	106,987	115,363
Income tax expense	15,497	18,436	37,616	40,920

Net income	$28,210	$33,756	$69,371	$74,443

Diluted earnings per share amounts:
Net income	$0.21	$0.24	$0.51	$0.54

Diluted weighted average shares outstanding	137,225	138,538	136,734	138,474

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/16/11	07/17/10	07/16/11	07/17/10
Sales:
Direct-Store-Delivery	$524,580	$489,919	$1,171,430	$1,136,093
Warehouse Delivery	118,016	117,797	272,991	266,649

	$642,596	$607,716	$1,444,421	$1,402,742

EBITDA:
Direct-Store-Delivery	$67,506	$63,250	$153,592	$144,035
Warehouse Delivery	9,710	16,374	27,097	35,443
Flowers Foods	(13,207)	(8,367)	(27,170)	(20,544)

	$64,009	$71,257	$153,519	$158,934

Depreciation and Amortization:
Direct-Store-Delivery	$16,167	$15,463	$38,034	$35,565
Warehouse Delivery	4,593	4,533	10,649	10,069
Flowers Foods	138	25	207	24

	$20,898	$20,021	$48,890	$45,658

EBIT:
Direct-Store-Delivery	$51,339	$47,787	$115,558	$108,470
Warehouse Delivery	5,117	11,841	16,448	25,374
Flowers Foods	(13,345)	(8,392)	(27,377)	(20,568)

	$43,111	$51,236	$104,629	$113,276

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

07/16/11
Assets
Cash and Cash Equivalents	$13,741

Other Current Assets	362,885

Property, Plant & Equipment, net	701,331

Distributor Notes Receivable (includes $14,302 current portion)	114,865

Other Assets	31,319

Cost in Excess of Net Tangible Assets, net	365,537

Total Assets	$1,589,678

Liabilities and Stockholders’ Equity
Current Liabilities	$266,207

Bank Debt (includes $28,125 current portion)	307,125

Other Debt and Capital Leases (includes $3,557 current portion)	11,728

Other Liabilities	206,599

Stockholders’ Equity	798,019

Total Liabilities and Stockholders’ Equity	$1,589,678

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	07/16/11	07/16/11
Cash flows from operating activities:
Net income	$28,210	$69,371
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	9,886	17,850
Changes in assets and liabilities	(44,469)	(21,040)

Net cash (disbursed for)/provided by operating activities	(6,373)	66,181

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,367)	(43,425)
Acquisitions net of cash acquired	(164,485)	(164,485)
Other	464	(3,452)

Net cash disbursed for investing activities	(185,388)	(211,362)

Cash flows from financing activities:
Dividends paid	(20,355)	(38,433)
Stock options exercised	11,464	12,471
Income tax benefit related to stock awards	2,483	3,060
Payment of financing fees	(2,108)	(2,108)
Stock repurchases	0	(18,029)
Increase in book overdraft	7,838	5,234
Proceeds from debt borrowings	405,500	499,000
Debt and capital lease obligation payments	(207,907)	(308,948)
Other	(80)	(80)

Net cash provided by financing activities	196,835	152,167

Net increase in cash and cash equivalents	5,074	6,986
Cash and cash equivalents at beginning of period	8,667	6,755

Cash and cash equivalents at end of period	$13,741	$13,741

Flowers Foods
Reconciliation of GAAP to Non-GAAP Measures
(000’s omitted)

	Reconciliation of Earnings per Share		Reconciliation of Earnings per Share
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Earnings per diluted share	$0.21	$0.24	$0.51	$0.54

Manufacturing facility closure costs and costs of Tasty acquisition	0.02	—	0.05	—

Adjusted earnings per diluted share	$0.23	$0.24	$0.56	$0.54

	Reconciliation of Gross Margin		Reconciliation of Gross Margin
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Sales	$642,596	$607,716	$1,444,421	$1,402,742
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	341,887	318,553	754,145	733,351

Gross Margin excluding depreciation and amortization	300,709	289,163	690,276	669,391
Less depreciation and amortization for production activities	14,555	13,748	33,739	31,476

Gross Margin	$286,154	$275,415	$656,537	$637,915

Depreciation and amortization for production activities	$14,555	$13,748	$33,739	$31,476
Depreciation and amortization for selling, distribution and administrative activities	6,343	6,273	15,151	14,182

Total depreciation and amortization	$20,898	$20,021	$48,890	$45,658

	Reconciliation of Net Income to Adjusted EBITDA		Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Net income	$28,210	$33,756	$69,371	$74,443
Income tax expense	15,497	18,436	37,616	40,920
Interest income, net	(596)	(956)	(2,358)	(2,087)
Depreciation and amortization	20,898	20,021	48,890	45,658

EBITDA	64,009	71,257	153,519	158,934
Manufacturing facility closure costs and costs of Tasty acquisition	4,530	—	10,479	—

Adjusted EBITDA	$68,539	$71,257	$163,998	$158,934

	Reconciliation of Operating Income to		Reconciliation of Operating Income to
	Adjusted Operating Income		Adjusted Operating Income
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Operating Income	$43,111	$51,236	$104,629	$113,276
Manufacturing facility closure costs and costs of Tasty acquisition	4,530	—	11,045	—

Adjusted operating income	$47,641	$51,236	$115,674	$113,276

Flowers Foods
Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended 07/16/11	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	-1.2%	4.2%	4.1%	7.1%

Warehouse Delivery	-4.3%	4.5%	0.0%	0.2%

Total Flowers Foods	-2.1%	4.5%	3.3%	5.7%

		Net		Total Sales
For the 28 Week Period Ended 07/16/11	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	-1.5%	2.8%	1.8%	3.1%

Warehouse Delivery	-1.9%	4.3%	0.0%	2.4%

Total Flowers Foods	-1.6%	3.2%	1.4%	3.0%